Exhibit 99.1

NEWS RELEASE	Investor Contact: Lisa Mayr
For immediate release	Senior Vice President,
July 16, 2008	Investor Relations
(703) 744-1787

Media Contact: Meghan Lublin
Director,
Corporate Communications
(703) 854-0299

Sunrise Senior Living Founder and CEO to
Become Chairman

Mark S. Ordan to Become CEO, Board Member

McLEAN, Va., July 16, 2008 — Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that Paul J. Klaassen, its founder and chief executive officer of 27 years, will become Sunrise’s non-executive chairman of the board and transition from his role as CEO, effective at the next annual meeting of Sunrise shareholders expected to take place in November 2008. At that time, Mark S. Ordan, Sunrise’s chief investment and administrative officer, will become CEO. Mr. Ordan has also joined Sunrise’s board of directors, effective July 15, 2008. When Mr. Klaassen becomes chairman, Lynn Krominga, the current chairman of the board, will become lead independent director.

As chairman, Mr. Klaassen will serve as an active champion of Sunrise’s mission, culture and values. He will continue to support the Company, Mr. Ordan and the board by focusing on key areas including public policy advocacy, product design, leadership training and visiting Sunrise communities.

Mr. Klaassen, who, with his wife Terry, founded Sunrise in 1981, has led the Company from a single community in the Washington suburbs to become the largest global senior living provider with nearly 500 communities open and under construction with a resident capacity for 59,000 and a staff of more than 40,000. The company is known for pioneering new models of senior living such as assisted living and innovative memory care services.

“Throughout my 27 years of leading Sunrise, I have been privileged to see our passion for improving quality of life for seniors fuel our growth from a single community to a thriving organization that has truly helped change the way seniors are served. I’ve known Mark Ordan for many years and his proven business skills and enthusiasm for what we do will make him a very effective leader. He and the entire Sunrise team can count on my continued active support,” said Paul Klaassen.

Mr. Ordan joined Sunrise as chief investment and administrative officer earlier in 2008, after having served most recently as CEO and a director of The Mills Corporation. Previously, he founded and was CEO for Fresh Fields Markets, Inc., served as CEO for Balducci’s and also sat on the board of Federal Realty Investment Trust for ten years, serving as non-executive chairman for five years.

“I am honored to have the opportunity to serve Sunrise as CEO and to follow Paul Klaassen, who has been a true pioneer for senior living. Paul built a company with a unique resident-centered culture and distinctive high-quality communities, which has become the leading developer-operator in the $140 billion senior living field. With Paul’s continued guidance, I look forward to working with the board and our team to champion quality of life for the residents and families we serve and to build long-term value for our shareholders,” said Mark Ordan.

Sunrise also confirmed today that it intends to shortly add two new independent directors to its Board of Directors and that it expects to file its Form 10-K for the year ended December 31, 2007 on July 31, 2008. Following the filing of its 2007 Form 10-K, Sunrise plans to file its quarterly reports on Form 10-Q for 2008.

About Sunrise Senior Living

Sunrise Senior Living, based in McLean, Va., employs approximately 40,000 people. As of March 31, 2008, Sunrise operated 441 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 54,000 residents. At quarter end, Sunrise also had 40 communities under construction in these countries with a combined capacity for 5,300 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.